Exhibit 10.27

TRILLER HOLD CO LLC 2020 EQUITY INCENTIVE PLAN

1. Purpose. This Triller Hold Co LLC 2020 Equity Incentive Plan (the “Plan”) is intended to further the growth and success of Triller Hold Co LLC, a Delaware limited liability company (the “Company”), and its Affiliates by enabling Service Providers to acquire equity interests in the Company, thereby increasing their personal stake in the Company’s growth and success, providing a means of rewarding outstanding service by such Service Providers and aiding retention.

2. Definitions.

“Affiliate” has the meaning set forth in the LLC Agreement.

“Award” means an award of Service Provider Units granted pursuant to Section 5 of the Plan.

“Award Agreement” means an agreement by and between the Company and a Participant evidencing the terms of an Award and entered into pursuant to the terms of the Plan.

“Base Valuation” means an amount specified by the Committee with respect to each Service Provider Unit and set forth in the applicable Award Agreement in accordance with the LLC Agreement. The Base Valuation applicable to any Service Provider Unit issued hereunder shall be no less than the amount determined by the Board of Directors to be necessary to cause such Service Provider Unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.

“Board or Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Cause,” with respect to any particular Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Cause” means any of the following:

(a) a Service Provider’s repeated failure to perform substantially his or her duties as an employee or other associate of the Company or any of the Company Subsidiaries (other than any such failure resulting from his or her Disability) which failure, whether committed willfully or negligently, has continued unremedied for more than fifteen (15) days after the Company has provided written notice thereof; provided, that, a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Service Provider to substantially perform his or her duties;

(b) a Service Provider’s fraud or embezzlement;

(c) a Service Provider’s material dishonesty or breach of fiduciary duty against the Company or any of the Company Subsidiaries;

(d) a Service Provider’s willful misconduct or gross negligence which is injurious to the Company or any of the Company Subsidiaries;

(e) any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude, or any willful or material violation by such Service Provider of any federal, state or foreign securities laws;

(f) any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by such Service Provider that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Company Subsidiaries;

(g) the unlawful use (including being under the influence) or possession of illegal drugs by such Service Provider on the premises of the Company or any of the Company Subsidiaries while performing any duties or responsibilities with the Company or any of the Company Subsidiaries;

(h) the material violation by a Service Provider of any rule or policy of the Company or any of the Company Subsidiaries; or

(i) the material breach by a Service Provider of any covenant undertaken the LLC Agreement, any effective Award Agreement, employment agreement or any written non-disclosure, non-competition or non-solicitation covenant or agreement with the Company or any of the Company Subsidiaries.

“Change in Control” means (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries to a Third Party Purchaser (as defined in the LLC Agreement); (b) a sale resulting in no less than a majority of the Company’s Units on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members to designate or elect a majority of the Directors (or its equivalent) of the resulting entity or its parent company.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the committee as may be appointed by the Board to administer the Plan in accordance with Section 3 hereof, or where no such committee is appointed, the full Board of Directors.

“Company” means Triller Hold Co LLC, a Delaware limited liability company, including any successor thereto.

“Subsidiary” has the meaning set forth in the LLC Agreement.

“Director” means a member of the Board of Directors.

“Disability,” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Disability” means such Service Provider’s incapacity due to physical or mental illness that: (a) shall have prevented such Service Provider from performing his or her duties for the

Company or any of the Company Subsidiaries on a full-time basis for more than ninety (90) or more consecutive days or an aggregate of one hundred eighty (180) days in any consecutive three hundred sixty-five (365)-day period; or (b)(i) the Board determines, in compliance with applicable law, is likely to prevent such Service Provider from performing such duties for such period of time and (ii) thirty (30) days have elapsed since delivery to such Service Provider of the determination of the Board and such Service Provider has not resumed such performance (in which case the termination in the case of a termination for Disability pursuant to this subclause (b) shall be deemed to be the last day of such thirty (30)-day period).

“Effective Date” means the date as of which this Plan is adopted by the Board.

“Fair Market Value” means as of any date the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for the applicable Service Provider Unit in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant. Notwithstanding anything to the contrary contained herein, all determinations of Fair Market Value shall be made without regard to any restriction other than a restriction which, by its terms, will never lapse.

“Fully Diluted Basis” means, as of any date of determination, (a) with respect to all the Units, all issued and outstanding Units of the Company and all Units issuable upon the exercise of any outstanding Unit equivalents as of such date, whether or not such Unit equivalent is at the time exercisable, or (b) with respect to any specified type, class, or series of Units, all issued and outstanding Units designated as such type, class, or series and all such designated Units issuable upon the exercise of any outstanding Unit equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable

“Grant Date” means, with respect to any Award, the date on which such Award is granted pursuant to the Plan.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of October 8, 2019, as it may be amended, modified, superseded or replaced from time to time.

“Participant” means any Service Provider designated by the Committee to participate in the Plan.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” has the meaning set forth in the LLC Agreement.

“Plan” means this Triller Hold Co LLC 2020 Equity Incentive Plan, as set forth herein, and as amended from time to time.

“Qualified Public Offering” has the meaning set forth in Article I of the LLC Agreement.

“Restricted Service Provider Unit” has the meaning set forth in Section 5.2(a) hereof.

“Service Provider” means a Director, manager, officer, employee, consultant or other service provider of the Company or any Company Subsidiary.

“Service Provider Unit” means a type of Unit having the privileges, preference, duties, liabilities, obligations and rights specified in the LLC Agreement.

“Termination of Service” means the termination of a Participant’s service with the Company and/or any Company Subsidiary for any reason, whether voluntary or involuntary.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Units or Unit equivalents, or (b) is not an Affiliate or Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Units or Unit equivalents.

“Unit” has the meaning set forth in the LLC Agreement.

“Unrestricted Service Provider Unit” has the meaning set forth in Section 5.2(a) hereof.

3. Administration.

3.1 Committee. The Plan shall be administered by the Committee. Subject to Section 8.08(b) of the LLC Agreement, the Committee shall have such power and authority as is granted to it by the Board in the resolutions appointing the Committee.

3.2 Procedures. The Committee shall adopt such rules and regulations as it deems appropriate regarding the holding of meetings and the administration of the Plan.

3.3 Awards. The Committee shall have the authority to determine all matters and issues relating to the granting of Awards under the Plan, including, without limitation:

(a) the Service Providers who shall be granted Awards;

(b) the time or times when Awards shall be granted;

(c) the number of Service Provider Units subject to each Award;

(d) whether an Award Agreement must be executed by a Participant’s spouse;

(e) the terms and conditions of any Award, including the Base Valuation, any vesting conditions (which may include performance-based goals), restrictions or limitations and any vesting acceleration (whether upon a Change in Control or otherwise) or forfeiture waiver regarding any Award and the Service Provider Units relating thereto, based on such factors as the Committee shall determine; and

(f) subject to Section 6 hereof or any similar provision in any Award Agreement, whether to modify, amend or adjust the terms and conditions of any Award.

3.4 Profits Interest Determinations. The Committee may take all actions necessary or appropriate to cause the Service Provider Units granted hereunder to be treated as “profits interests” for all United States federal income tax purposes.

3.5 Interpretation. The Committee shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons.

4. Service Provider Units Subject to the Plan. Subject to Section 6 hereof, the number of Service Provider Units that the Company may issue under the Plan shall not exceed 15,862,891. If and to the extent that any Award is forfeited (or repurchased by the Company for its original cost), the Service Provider Units subject to such Awards shall again be available for distribution under the Plan.

5. Awards.

5.1 General. Awards may be granted to Participants at such times as determined by the Committee. Each Award shall be evidenced by an Award Agreement which shall set out the material terms of the Award.

5.2 Terms and Conditions of Awards.

(a) Vesting. The Committee shall establish such vesting criteria for the Service Provider Units as it determines in its discretion and shall include such vesting criteria in each Award Agreement. Vesting may be based on the continued service of the Participant or on the achievement of performance goals set out in the Award Agreement. Service Provider Units may also be fully vested on the Grant Date. Service Provider Units that have not vested are “Restricted Service Provider Units”. Service Provider Units that have vested are “Unrestricted Service Provider Units”. The Committee may, at any time, waive or accelerate any of the foregoing restrictions, in whole or in part, in its discretion.

(b) Base Valuation. The Committee shall specify the Base Valuation applicable to each Service Provider Unit in the applicable Award Agreement in accordance with the LLC Agreement. The Base Valuation applicable to any Service Provider Unit issued pursuant to this Section 5 shall be no less than the amount determined by the Committee to be necessary to cause such Service Provider Unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.

(c) Restrictions on Transfer. Except as otherwise provided in Section 5.3 hereof or in accordance with the LLC Agreement, a Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Service Provider Units.

(d) Voting. Participants shall have no voting rights with respect to Service Provider Units granted under the Plan.

5.3 Company’s Call Right. Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, at any time prior to the consummation of a Qualified Public Offering or a Change in Control the Company may, at its election, require the Service Provider and any or all of the Service Provider’s Permitted Transferees to either forfeit or sell to the Company all or any portion of such Service Provider’s Service Provider Units in connection with a Termination of Service at the following respective purchase prices:

(a) In the event of a Termination of Service for any reason, Restricted Service Provider Units shall be forfeited without consideration.

(b) In the event of a Termination of Service by the Company or any Company Subsidiary for Cause or by the Service Provider for any reason, the Unrestricted Service Provider Units shall be forfeited without consideration.

(c) In the event of a Termination of Service by the Company or any Company Subsidiary for a reason other than Cause, or due to the death or Disability of a Service Provider, the Company’s purchase price per Unrestricted Service Provider Unit shall be its Fair Market Value on the date of such termination.

The Company’s call right is subject to the terms and conditions, including procedural requirements, set forth in the LLC Agreement.

6. Adjustments. If the Units are changed by reason of a change in corporate capitalization or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee shall make appropriate adjustments to the maximum number of Service Provider Units that may be granted hereunder and shall make such adjustments to the Service Provider Units as shall be equitable and appropriate to prevent dilution or enlargement of the benefits provided by Awards granted under the Plan.

7. Corporate Transactions. In the event that the Company is a party to a Change in Control transaction, all Service Provider Units issued under the Plan shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is a party, in the manner determined by the Board in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Service Provider Units in an identical manner.

8. Withholding; No Guarantee of Tax Treatment.

8.1 Withholding. Whenever Service Provider Units are to be delivered to a Participant under the Plan, the Company shall be entitled to require as a condition of delivery that the Participant agree to remit when (and if) due, an amount sufficient to satisfy all current or estimated future federal, state and local withholding tax and employment tax requirements relating thereto.

8.2 No Guarantee of Tax Treatment. The Service Provider Units granted under the Plan are intended to be “profits interests” for United States federal income tax purposes pursuant to Revenue Procedures 93-27 and 2001-43. The Board may take all actions necessary or appropriate to cause the Service Provider Units to be treated as profits interests for all United States federal income tax purposes. Notwithstanding the foregoing, the Company does not guarantee that any Award intended to be a profits interest shall be treated as such for tax purposes, and none of the Board, the Company or any Company Subsidiary shall indemnify any individual with respect to the tax consequences if they are not so treated.

9. General Provisions.

9.1 LLC Agreement; Spousal Consent. Any Service Provider Units granted under the Plan shall be subject to the LLC Agreement which may contain restrictions on the transferability of such Service Provider Units (such as a right of first refusal or a prohibition on transfer) and such units may be subject to call rights and drag-along rights of the Company. As a condition to receiving an Award under the Plan, the Participant shall be required to sign a joinder agreement to the LLC Agreement and, if required, obtain a spousal consent.

9.2 No Right to Awards. No Participant shall have any claim to be granted any Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each Participant or holder or beneficiary.

9.3 No Right to Continued Employment. Nothing in the Plan will be construed as giving any Person the right to continued employment with the Company or its Affiliates. The loss of potential appreciation in Awards will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to such Person.

9.4 No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Company Subsidiary, Awards granted hereunder shall not be deemed “compensation” for purposes of computing benefits or contributions under any retirement plan of the Company or a Company Subsidiary, and shall not affect any benefits under any other benefit plan. The Plan is unfunded and is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be interpreted accordingly.

9.5 Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

9.6 Effective Date; Term of Plan. The Plan shall become effective on the Effective Date. This Plan will remain in effect until it is revised or terminated by further action of the Board.

9.7 Termination and Amendment. The Committee may at any time amend or modify this Plan in whole or in part. However, no amendment or termination of the Plan may materially and adversely impair the right of a Participant with respect to an Award previously granted under the Plan without such Participant’s consent. Notwithstanding the foregoing, the Participant’s consent shall not be required if the Committee determines in its sole discretion that such an amendment or modification or termination is required or advisable for the Company, the Plan or the Award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule or to meet the requirements of any intended accounting treatment. The Committee may also amend the Plan and/or any Award Agreement without the Participant’s consent to the extent necessary to (a) comply with Section 409A of the Code; or (b) ensure that the Service Provider Units granted under the Plan are treated as profits interests for all United States federal income tax purposes.

9.8 Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

9.9 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

9.10 Entire Agreement. This Plan, the Award Agreements and the LLC Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and the Award Agreement, the terms and conditions of the Award Agreement shall control. In the event of any inconsistency between the LLC Agreement and the Plan or an Award Agreement, the LLC Agreement shall control.

9.11 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

[End of Document]